EXHIBIT 21

                   WISCONSIN POWER AND LIGHT AND SUBSIDIARIES




   The material subsidiaries of WPL as of December 31, 1994, are as follows:

                                                                % of Voting
                                                                Stock Owned
                                                                Directly or
                                                   State of    Indirectly by
   Name of Subsidiary                               Incorp.         WPL

        1.  South Beloit Water, Gas and
               Electric Company                    Illinois         100%
        2.  REAC, Inc                              Wisconsin        100%
        3.  NUFUS Resources, Inc                   Wisconsin        100%
        4.  Wisconsin River Power Company          Wisconsin     33-1/3%
        5.  Wisconsin Valley Improvement
               Company                             Wisconsin         13%